Bank of South Carolina Corporation Announces Earnings for 2013

CHARLESTON, S.C., Jan. 9, 2014 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $4,076,924 or $.92 per share, for the year ended December 31, 2013 – an increase of 11.18% from earnings for the year ended December 31, 2012 of $3,666,828 or $.82 per share. Returns on average assets and average equity for the year ended December 31, 2013 were 1.23% and 11.72%, respectively, compared with 2012 returns on average assets and average equity of 1.16% and 10.97%, respectively. Earnings for the quarter ended December 31, 2013 decreased $22,305 or 2.25% to $969,868 compared to $992,173 for the quarter ended December 31, 2012.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "We were quite pleased with the Bank's earnings for 2013 which were a record in our company's history. Consistent lending, excellent control of expenses, and strong deposit growth highlight the year for us. As we emerge from the recession, we are reminded of our model of relationship banking wherein we know our customers and our customers know us. This, we will not deviate from."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	December 31,	December 31,
	2013	2012

Shares Outstanding
BKSC Common Stock	4,458,888	4,446,239

Book Value Per Share	$ 7.79	$ 7.63

Total Assets	$ 340,946,080	$ 325,410,646

3 Months
Ending

Net Income	$ 969,868	$ 992,173

Basic Earnings Per Share	$.22	$.22

Diluted Earnings Per Share	$.22	$.22

Weighted Average Shares
Outstanding Basic	4,457,520	4,446,239

Weighted Average Shares
Outstanding Diluted	4,480,149	4,446,239

12 Months
Ending

Net Income	$ 4,076,924	$ 3,666,828

Basic Earnings Per Share	$.92	$.82

Diluted Earnings Per Share	$.92	$.82

Weighted Average Shares
Outstanding Basic	4,452,642	4,445,738

Weighted Average Shares
Outstanding Diluted	4,452,642	4,445,738

CONTACT: Sheryl G. Sharry, TELEPHONE: (843) 724-1500